Exhibit 16.1

April 22, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We have read the statements made by PDI, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated April 18, 2005.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP